The information in this Preliminary Pricing Supplement is not complete and may be changed. We may not sell these notes until the Pricing Supplement is delivered in final form. We are not selling these notes, nor are we soliciting offers to buy these notes, in any State where such offer or sale is not permitted.

Subject to Completion. Dated March 3, 2020
Filed Pursuant to Rule 424(b)(2) Registration No. 333-228614

The Bank of Nova Scotia
$            Autocallable Contingent Coupon Buffered Notes
Linked to the Least Performing of the Dow Jones Industrial Average® and the S&P 500® Index Due [●]
If the closing level of either of the Dow Jones Industrial Average® and the S&P 500® Index (each, a “reference asset”) on any observation date is less than 85.00% of its initial level, you will not receive a contingent coupon on the corresponding coupon payment date. The amount that you will be paid on your notes is based on the performance of each reference asset.
The notes will mature on the maturity date (expected to be March 20, 2028) unless they are automatically called on any observation date commencing in March 2021 to and including February 2028.
Your notes will be automatically called if the closing level of each reference asset on any such observation date is equal to or greater than its initial level (set on the trade date, expected to be March 4, 2020). If your notes are automatically called, you will receive a payment for each $1,000 principal amount of your notes on the corresponding payment date (the tenth business day after the relevant observation date) equal to $1,000 plus the contingent coupon with respect to such observation date (as described below).
Observation dates are expected to be the 4th calendar day of each month, commencing in April 2020 and ending in March 2028. If on any observation date the closing level of each reference asset is equal to or greater than 85.00% of its initial level, you will receive on the corresponding payment date a contingent coupon of $6.125 for each $1,000 principal amount of your notes.
If your notes are not automatically called, the amount that you will be paid on your notes at maturity, in addition to any contingent coupon otherwise due, will be based on the performance of the least performing reference asset, which is the reference asset with the lowest percentage change. The percentage change of each reference asset is the percentage increase or decrease in its final level, which is the closing level of such reference asset on the final valuation date (expected to be March 6, 2028), from its initial level. The least performing percentage change will be the percentage change of the least performing reference asset.
At maturity, for each $1,000 principal amount of your notes you will receive an amount in cash equal to:
●	if the final level of each reference asset is equal to or greater than 85.00% of its initial level, $1,000 plus a contingent coupon calculated as described above; or
●
if the final level of any reference asset is less than 85.00% of its initial level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the sum of the least performing percentage change plus 15.00%. You will receive less than the principal amount of your notes and no contingent coupon.

If the final level of any reference asset is less than 85.00% of its initial level, the return on your notes will be negative and will equal the least performing percentage change plus 15.00%. Specifically, you will lose 1% for every 1% that the final level of the least performing reference asset is below 85.00% of its initial level, and you could lose up to 85.00% of your investment in the notes. In such event, you will receive less than the principal amount of your notes and no contingent coupon. Any payment on your notes is subject to the creditworthiness of The Bank of Nova Scotia.
Investment in the notes involves certain risks. You should refer to “Additional Risks” beginning on page P-16 of this pricing supplement and “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product prospectus supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 5 of the accompanying prospectus.
The initial estimated value of your notes at the time the terms of your notes are set on the trade date is expected to be between $940.00 and $970.00 per $1,000 principal amount, which will be less than the original issue price of your notes listed below. See “Additional Information Regarding Estimated Value of the Notes” on the following page and “Additional Risks” beginning on page P-16 of this document for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.
	Per Note	Total
Original Issue Price	100.00%	$
Underwriting commissions	Up to 1.00%	$
Proceeds to The Bank of Nova Scotia	At least 99.00%	$
Neither the United States Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying prospectus, accompanying prospectus supplement or accompanying product prospectus supplement. Any representation to the contrary is a criminal offense.
The notes are not insured by the Canada Deposit Insurance Corporation (the “CDIC”) pursuant to the Canada Deposit Insurance Corporation Act (the “CDIC Act”) or the U.S. Federal Deposit Insurance Corporation or any other government agency of Canada, the United States or any other jurisdiction.

Scotia Capital (USA) Inc.	Goldman Sachs & Co. LLC Dealer

Pricing Supplement dated March , 2020

The Autocallable Contingent Coupon Buffered Notes Linked to the Least Performing of the Dow Jones Industrial Average® and the S&P 500® Index Due [●] (the “notes”) offered hereunder are unsubordinated and unsecured obligations of The Bank of Nova Scotia (the “Bank”) and are subject to investment risks including possible loss of the principal amount invested due to the negative performance of any of the reference assets and the credit risk of The Bank of Nova Scotia. As used in this pricing supplement, the “Bank,” “we,” “us” or “our” refers to The Bank of Nova Scotia. The notes will not be listed on any U.S. securities exchange or automated quotation system.
The return on your notes will relate to the price return of the least performing reference asset and will not include a total return or dividend component. The notes are derivative products based on the performance of the least performing reference asset.  The notes do not constitute a direct investment in any of the respective shares, units or other securities represented by any reference asset. By acquiring the notes, you will not have a direct economic or other interest in, claim or entitlement to, or any legal or beneficial ownership of any such share, unit or security and will not have any rights as a shareholder, unitholder or other security holder of any of the issuers including, without limitation, any voting rights or rights to receive dividends or other distributions.
Scotia Capital (USA) Inc. (“SCUSA”), our affiliate, will purchase the notes from us for distribution to other registered broker dealers or will offer the notes directly to investors. SCUSA or any of its affiliates or agents may use this pricing supplement in market-making transactions in notes after their initial sale. Unless we, SCUSA or another of our affiliates or agents selling such notes to you informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement and “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-36 of the accompanying product prospectus supplement.
The original issue price, commissions and proceeds to the Bank listed above relate to the notes we issue initially. We may decide to sell additional notes after the date of the final pricing supplement, at original issue prices and with commissions and proceeds to the Bank that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the notes will depend in part on the original issue price you pay for such notes.
Additional Information Regarding Estimated Value of the Notes
On the cover page of this pricing supplement, the Bank has provided the initial estimated value range for the notes. This range of estimated values was determined by reference to the Bank’s internal pricing models, which take into consideration certain factors, such as the Bank’s internal funding rate on the trade date and the Bank’s assumptions about market parameters. For more information about the initial estimated value, see “Additional Risks” on page P-16.
The economic terms of the notes (including the contingent coupon, coupon barrier and buffer level) are based on the Bank’s internal funding rate, which is the rate the Bank would pay to borrow funds through the issuance of similar market-linked notes, the underwriting discount and the economic terms of certain related hedging arrangements. Due to these factors, the original issue price you pay to purchase the notes will be greater than the initial estimated value of the notes. The Bank’s internal funding rate is typically lower than the rate the Bank would pay when it issues conventional fixed rate debt securities as discussed further under “Additional Risks — Neither the Bank’s nor GS&Co.’s estimated value of the notes at any time is determined by reference to credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities”. The Bank’s use of its internal funding rate reduces the economic terms of the notes to you.
The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including Goldman Sachs & Co. LLC’s (“GS&Co.’s”) customary bid and ask spreads) at which GS&Co. would initially buy or sell notes in the secondary market (if GS&Co. makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately GS&Co.’s estimate of the market value of your notes on the trade date, based on its pricing models and taking into account the Bank’s internal funding rate, plus an additional amount (initially equal to $     per $1,000 principal amount).
Prior to                 , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through approximately 12 months). On and after               , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models. For additional information regarding the value of your notes shown in your GS&Co. account statements and the price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), each based on GS&Co.’s pricing models; see “Additional Risks — The price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do) will be based on GS&Co.’s estimated value of your notes”.
We urge you to read the “Additional Risks” beginning on page P-16 of this pricing supplement.

Summary

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the accompanying prospectus, accompanying prospectus supplement, and accompanying product prospectus supplement, each filed with the SEC. See “Additional Terms of Your Notes” in this pricing supplement.

Issuer:	The Bank of Nova Scotia (the "Bank”)

Issue:	Senior Note Program, Series A

CUSIP / ISIN:	064159TK2 / US064159TK26

Type of Notes:	Autocallable Contingent Coupon Buffered Notes

Reference Assets:
The Dow Jones Industrial Average® (Bloomberg Ticker: INDU) and the S&P 500® Index (Bloomberg Ticker: SPX). We may refer to the Dow Jones Industrial Average® as the “DJIA” and the S&P 500® Index as the “SPX” herein.

Minimum Investment and Denominations:	$1,000 and integral multiples of $1,000 in excess thereof

Principal Amount:
$1,000 per note; $[●] in the aggregate for all the offered notes; the aggregate principal amount of the offered notes may be increased if the Bank, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of the final pricing supplement.

Original Issue Price:	100% of the principal amount of each note

Currency:	U.S. dollars

Trade Date:	Expected to be March 4, 2020

Original Issue Date:
Expected to be March 9, 2020 (to be determined on the trade date and expected to be the 3rd business day after the trade date).
We expect that delivery of the notes will be made against payment therefor on or about the 3rd business day following the date of pricing of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days (“T+2”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on or prior to the second business day before delivery of the notes will be required, by virtue of the fact that each note initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement.

Final Valuation Date:	The last coupon observation date, expected to be March 6, 2028 (to be determined on the trade date), subject to postponement as described under “—Coupon Observation Dates” below.

Maturity Date:
Expected to be March 20, 2028 (to be determined on the trade date and expected to be the 10th business day after the final valuation date), subject to adjustment due to a market disruption event, a non-trading day or a non-business day as described in more detail under  “—Coupon Payment Dates” below and “General Terms of the Notes—Maturity Date” on page PS-18 in the accompanying product prospectus supplement.

Contingent Coupon:
Subject to the automatic call feature, on each coupon payment date, for each $1,000 principal amount of your notes, we will pay you an amount in cash equal to:

o            if the closing level of each reference asset is equal to or greater than its coupon barrier on the related coupon observation date, $6.125; or
o            If the closing level of any reference asset is less than its coupon barrier on the related coupon observation date, $0.

Contingent coupons on the notes are not guaranteed. You will not receive a contingent coupon on a coupon payment date if the closing level of any reference asset is less than its coupon barrier on the related coupon observation date.

Coupon Barrier:	With respect to the DJIA, [●] (to be set on the trade date) With respect to the SPX, [●] (to be set on the trade date) In each case, equal to 85.00% of the initial level of such reference asset

Coupon Observation Dates:
To be determined on the trade date and expected to be the 4th calendar day of each month, commencing in April 2020 and ending on the final valuation date.

If a market disruption event occurs or is continuing with respect to a reference asset on any coupon observation date or such day is not a trading day with respect to a reference asset, then such coupon observation date for the affected reference asset will be postponed to the first following trading day with respect to that reference asset on which the calculation agent determines that no market disruption event occurs or is continuing with respect to that reference asset. If a market disruption event occurs or is continuing with respect to a reference asset on each trading day to and including the seventh trading day following the originally scheduled coupon observation date, then that seventh trading day will be deemed to be the applicable coupon observation date for the affected reference asset and the closing level for the affected reference asset for such coupon observation date will be determined (or, if not determinable, estimated) by the calculation agent on that seventh trading day, regardless of the occurrence or continuation of a market disruption event with respect to such reference asset on that day. In such an event, the calculation agent will estimate the closing level of the affected reference asset that would have prevailed in the absence of the market disruption event.

For the avoidance of doubt, if on any coupon observation date no market disruption event is occurring with respect to a particular reference asset, the closing level for such reference asset will be determined on the originally scheduled coupon observation date irrespective of the occurrence of a market disruption event with respect to any other reference asset.

For a description of events that constitute a market disruption event see “General Terms of the Notes—Market Disruption Events” beginning on page PS-20 in the accompanying product prospectus supplement. Each coupon observation date will be a “valuation date” in the accompanying product prospectus supplement.

Coupon Payment Dates:
To be determined on the trade date and expected to be the 10th business day after each coupon observation date, except that the coupon payment date with respect to the final valuation date will be the maturity date.

If a coupon observation date is postponed for any reference asset as described under “—Coupon Observation Dates” above, the related coupon payment date will also be postponed to maintain the same number of business days following the latest postponed coupon observation date as existed prior to such postponement(s).

Automatic Call Feature:
If a redemption event occurs on any call observation date, then the notes will be automatically redeemed in whole and we will pay on the corresponding call payment date an amount in cash for each $1,000 principal amount of the notes equal to $1,000 plus the contingent coupon otherwise due with respect to such call observation date. Following an automatic call, no further payments will be made on the notes.

Redemption Event:	A redemption event will occur if the closing level of each reference asset on any call observation date is equal to or greater than its initial level.

Call Observation Dates:	Each coupon observation date commencing with the coupon observation date scheduled to occur in March 2021 and ending with the coupon observation date scheduled to occur in February 2028, subject to postponement as described under “—Coupon Observation Dates” above.

Call Payment Dates:
If the notes are automatically called, the call payment date will be the coupon payment date immediately following the relevant call observation date, subject to postponement as described under “—Coupon Payment Dates” above.

Principal at Risk:
You may lose a substantial portion of your initial investment at maturity if the notes are not automatically called and there is a percentage decrease in the least performing reference asset of more than 15.00% from its initial level to its final level.

Purchase at amount other than principal amount:
The amount we will pay you upon an automatic call or at maturity will not be adjusted based on the original issue price you pay for your notes, so if you acquire notes at a premium (or discount) to the principal amount and hold them to the maturity date or, if the notes are automatically called, the applicable call payment date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at the principal amount. If you purchase your notes at a premium to the principal amount, the notes are not automatically called and the final level of the least performing reference asset is less than its buffer level, you will incur a greater percentage decrease in your investment in the notes than would have been the case if you had purchased the notes at the principal amount. Similarly, any return from any contingent coupon received on the notes will be lower than it would have been had you purchased the notes at the principal amount, relative to your initial investment. See “Additional Risks—If you purchase your notes at a premium to the principal amount, the return on your investment will be lower than the return on notes purchased at the principal amount and the impact of certain key terms of the notes will be negatively affected” on page P-22 of this pricing supplement.

Fees and Expenses:
As part of the distribution of the notes, SCUSA or one of our other affiliates will sell the notes to GS&Co. at a discount reflecting commissions of up to $10.00 per $1,000 principal amount of the notes. The commissions per $1,000 principal amount are comprised of $2.50 of fees and up to $7.50 of selling commission. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover of this pricing supplement. GS&Co. will pay a fee of $5.00 from the selling commission to Axio Financial LLC in connection with its marketing efforts related to the offered notes.
At the time we issue the notes, we will enter into certain hedging arrangements (which may include call options, put options or other derivatives) with GS&Co. or one of its affiliates.
See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.
The price at which you purchase the notes includes costs that the Bank, GS&Co. or our or their respective affiliates expect to incur and profits that the Bank, GS&Co. or our or their respective affiliates expect to realize in connection with hedging activities related to the notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the notes.  As a result, you may experience an immediate and substantial decline in the market value of your notes on the original issue date. See “Additional Risks—Hedging activities by the Bank and GS&Co. may negatively impact investors in the notes and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the notes” and “—The structuring fee, marketing fee and other expenses result in less favorable economic terms of the notes and could adversely affect any secondary market price for the notes” in this pricing supplement.

Payment at Maturity:
If the notes are not automatically called, for each $1,000 principal amount of your notes, in addition to the final contingent coupon, if any, we will pay you on the maturity date an amount in cash equal to:
o If the final level of each reference asset is equal to or greater than its buffer level, $1,000; or
o If the final level of any reference asset is less than its buffer level, $1,000 + [$1,000 x (least performing percentage change + buffer amount)]
In this case you will suffer a percentage loss on your initial investment equal to the negative percentage change of the least performing reference asset in excess of the buffer amount. Specifically, you will lose 1% of your principal amount of the notes for each 1% that the final level of the least performing reference asset is less than its buffer level, and you could lose up to 85% of your initial investment. In such event, you will receive less than the principal amount of your notes and no contingent coupon.

Closing Level:
As used herein, for each reference asset, the “closing level” of the reference asset on any date will be determined based upon the closing level of such reference asset published on the applicable Bloomberg Professional® service (“Bloomberg”) page (with respect to the DJIA, the Bloomberg page “INDU <Index>”, and with respect to the SPX, the Bloomberg page “SPX <Index>”) or any successor page on Bloomberg or any successor service, as applicable, on such date.
In certain special circumstances, the closing level for a reference asset will be determined by the calculation agent, in its discretion. See “—Coupon Observation Dates” above and in the accompanying product prospectus supplement under “General Terms of the Notes—Unavailability of the Level of the Reference Asset on a Valuation Date” beginning on page PS-19 and “General Terms of the Notes—Market Disruption Events” beginning on page PS-20.

Initial Level:	With respect to the DJIA, [●] (to be set on the trade date) With respect to the SPX, [●] (to be set on the trade date) In each case equal to the closing level of such reference asset on the trade date

Final Level:	For each reference asset, the closing level of such reference asset on the final valuation date.

Percentage Change:
For each reference asset, the percentage change, expressed as a percentage, with respect to the payment at maturity, is calculated as follows:
final level – initial level
initial level
For the avoidance of doubt, the percentage change may be a negative value.

Least Performing Reference Asset:	The reference asset with the lowest percentage change

Least Performing Percentage Change:	The percentage change of the least performing reference asset

Buffer Level:	With respect to the DJIA, [●] (to be set on the trade date) With respect to the SPX, [●] (to be set on the trade date) In each case, equal to 85.00% of the initial level of such reference asset

Buffer Amount:	15.00%

Form of Notes:	Book-entry

Calculation Agent:	Scotia Capital Inc., an affiliate of the Bank

Status:
The notes will constitute direct, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law).  Holders will not have the benefit of any insurance under the provisions of the CDIC Act, the U.S. Federal Deposit Insurance Act or under any other deposit insurance regime of any jurisdiction.

Tax Redemption:
The Bank (or its successor) may redeem the notes, in whole but not in part, at a redemption price determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position, if it is determined that changes in tax laws or their interpretation will result in the Bank (or its successor) becoming obligated to pay Additional Amounts with respect to the notes. See “Additional Amounts” and “Tax Redemption” in the accompanying product prospectus supplement.

Listing:	The notes will not be listed on any securities exchange or quotation system.

Use of Proceeds:	General corporate purposes

Clearance and Settlement:	Depository Trust Company

Trading Day:
For each reference asset, a day on which the respective principal securities markets for all of the stocks comprising the reference asset (the “reference asset constituent stocks”) are scheduled to be open for trading, the sponsor of the reference asset (the “sponsor”) is scheduled to be open for business and the reference asset is expected to be calculated and published by the sponsor.

Business Day:	New York and Toronto

Terms Incorporated:
All of the terms appearing above the item under the caption “General Terms of the Notes” beginning on page PS-15 in the accompanying product prospectus supplement, as modified by this pricing supplement.

Canadian Bail-in:	The notes are not bail-inable debt securities under the CDIC Act.
Investing in the notes involves significant risks. You may lose a substantial portion of your investment. Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations you may not receive any amounts owed to you under the notes and you could lose your entire investment.

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated December 26, 2018, as supplemented by the prospectus supplement dated December 26, 2018 and the product prospectus supplement (Equity Linked Index Notes, Series A) dated December 26, 2018, relating to our Senior Note Program, Series A, of which these notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict between this pricing supplement and any of the foregoing, the following hierarchy will govern: first, this pricing supplement; second, the accompanying product prospectus supplement; third, the prospectus supplement; and last, the prospectus. The notes may vary from the terms described in the accompanying prospectus, accompanying prospectus supplement and accompanying product prospectus supplement in several important ways. You should read this pricing supplement carefully, including the documents incorporated by reference herein.
This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Specific to the Notes” in the accompanying product prospectus supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website).
Product Prospectus Supplement (Equity Linked Index Notes, Series A) dated December 26, 2018:
http://www.sec.gov/Archives/edgar/data/9631/000091412118002483/bn50682441-424b2.htm
Prospectus Supplement dated December 26, 2018:
http://www.sec.gov/Archives/edgar/data/9631/000091412118002473/bn50676984-424b3.htm
Prospectus dated December 26, 2018:
http://www.sec.gov/Archives/edgar/data/9631/000119312518357537/d677731d424b3.htm

INVESTOR SUITABILITY

The notes may be suitable for you if:
•
You fully understand and accept the risks inherent in an investment in the notes, including the risk that you may receive few or no contingent coupons over the term of the notes and the risk that you may lose a substantial portion of your initial investment.

•
You understand and accept that an investment in the notes is linked to the performance of the least performing reference asset and not a basket of the reference assets, that you will be exposed to the individual market risk of each reference asset on each coupon observation date (including the final valuation date) and that you may lose a substantial portion of your initial investment if the notes are not automatically called and the closing level of any reference asset is less than its buffer level on the final valuation date.

•
You can tolerate a loss of a substantial portion of your initial investment and are willing to make an investment that, if the notes are not automatically called, may have the same downside market risk as a hypothetical investment in the least performing reference asset or its reference asset constituent stocks.

•
You do not seek an investment that produces fixed periodic interest payments or other non-contingent sources of current income and you are willing to forgo dividends or other distributions on the reference asset constituent stocks

•
You believe the closing level of each reference asset will be equal to or greater than its coupon barrier on the specified coupon observation dates and the final level of each reference asset will be equal to or greater than its buffer level on the final valuation date.

•
You can accept that the risks of each reference asset are not mitigated by the performance of any other reference asset and the risks of investing in securities with a return based on the performance of multiple reference assets.

•
You are willing to have your return limited by the automatic call feature if the closing level of each reference asset is equal to or greater than its initial level on one of the specified call observation dates, and you understand and accept that you may not be able to reinvest your money in an alternative investment with comparable risk and yield

•	You understand and accept that you will not participate in any appreciation of any reference asset and that your potential return is limited to the contingent coupons specified herein.
•	You are willing to invest in the notes based on the contingent coupon, coupon barriers and buffer levels specified on the cover hereof.
•
You can tolerate fluctuations in the price of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the reference assets or in the prices of the reference asset constituent stocks.

•
You are willing to invest in notes that may be subject to an automatic call and you are otherwise willing to hold the notes to maturity, a term of approximately 8 years, and accept that there may be little or no secondary market for the notes.

•	You understand and accept the risks associated with the reference assets.
•
You are willing to assume the credit risk of the Bank for all payments under the notes, and understand that if the Bank defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The notes may not be suitable for you if:
•
You do not fully understand the risks inherent in an investment in the notes, including the risk that you may receive few or no contingent coupons and the risk that you may lose a substantial portion of your initial investment.

•
You do not understand or are unwilling to accept that an investment in the notes is linked to the performance of the least performing reference asset and not a basket of the reference assets, that you will be exposed to the individual market risk of each reference asset on each applicable coupon observation date (including the final valuation date) and call observation date and that you may lose a substantial portion of your initial investment if the notes are not automatically called and the closing level of any reference asset is less than its buffer level on the final valuation date.

•	You require an investment designed to guarantee a full return of principal at maturity.
•
You cannot tolerate a loss of a substantial portion of your initial investment or are unwilling to make an investment that, if the notes are not automatically called, may have the same downside market risk as a hypothetical investment in the least performing reference asset or its reference asset constituent stocks.

•
You seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income and/or you prefer an investment that entitles you to receive dividends or distributions on the reference asset constituent stocks

•
You believe the closing level of at least one reference asset will be less than its coupon barrier on one or more coupon observation dates or that the final level of any reference asset will be less than its buffer level on the final valuation date.

•
You cannot accept that the risks of each reference asset are not mitigated by the performance of any other reference asset or the risks of investing in securities with a return based on the performance of multiple reference assets.

•	You seek an investment that participates in the full appreciation of the levels of the reference assets or that has unlimited return potential.
•	You are unwilling to invest in the notes based on the contingent coupon, coupon barriers or buffer levels specified on the cover hereof.
•
You cannot tolerate fluctuations in the price of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the reference assets or in the prices of the reference asset constituent stocks.

•
You are unable or unwilling to invest in notes that may be subject to an automatic call or are unable or unwilling to hold the notes to maturity, a term of approximately 8 years, or you seek an investment for which there will be a secondary market.

•	You do not understand or are unwilling to accept the risks associated with the reference assets.
•	You are not willing to assume the credit risk of the Bank for all payments under the notes.
The investor suitability considerations identified above are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review ‘‘Additional Risks’’ in this pricing supplement and the ‘‘Additional Risk Factors Specific to the Notes’’ beginning on page PS-6 of the accompanying product prospectus supplement and "Risk Factors" beginning on page S-2 of the accompanying prospectus supplement and on page 5 of the accompanying prospectus for risks related to an investment in the notes.

HYPOTHETICAL EXAMPLES

The examples set out below are included for illustration purposes only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical closing levels and final levels of the reference assets on a coupon observation date, call observation date and on the final valuation date, respectively, could have on the amount payable on a coupon payment date or the payment at maturity, as the case may be, assuming all other variables remain constant.
The examples below are based on a range of closing levels that are entirely hypothetical; the levels of the reference assets on any day throughout the life of the notes, including the closing levels on any coupon observation date or call observation date or the final levels on the final valuation date, cannot be predicted. The reference assets have been highly volatile in the past, meaning that the levels of the reference assets have changed considerably in relatively short periods, and their performance cannot be predicted for any future period.
The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the principal amount and held to the call payment date upon an automatic call or the maturity date, as the case may be. If you sell your notes in a secondary market prior to an automatic call or the maturity date, as the case may be, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below, such as interest rates, the volatility of the reference assets, the correlation of the reference assets and our creditworthiness. In addition, the estimated value of your notes at the time the terms of your notes were set on the trade date (as determined by reference to pricing models used by us) is less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risks—The Bank’s initial estimated value of the notes at the time of pricing (when the terms of your notes are set on the trade date) will be lower than the original issue price of the notes” on page P-16 of this pricing supplement. The information in the examples also reflect the key terms and assumptions in the box below.

Key Terms and Assumptions
Principal amount	$1,000
Contingent coupon	$6.125
Coupon barrier	With respect to each reference asset, 85.00% of its initial level
Buffer level	With respect to each reference asset, 85.00% of its initial level
Buffer amount	15.00%
Neither a market disruption event nor a non-trading day occurs on an originally scheduled coupon observation date (including the originally scheduled final valuation date) or call observation date
No change in or affecting any of the reference asset constituent stocks or the method by which the applicable sponsor calculates any reference asset
Notes purchased on the original issue date at the principal amount and held to the maturity date or until automatically called on a call payment date.

Moreover, we have not yet set the initial levels that will serve as the baseline for determining the contingent coupon payable on any coupon payment date, if any, whether the notes will be automatically called, the percentage changes and the amount that we will pay on your notes upon an automatic call or at maturity. We will not do so until the trade date. As a result, the actual initial levels may differ substantially from the levels of the reference assets prior to the trade date.

For these reasons, the actual performance of the reference assets over the life of your notes, the actual closing levels of the reference assets on any coupon observation date or call observation date, the contingent coupon payable, if any, on any coupon payment date, as well as the amount payable upon an automatic call or at maturity, may bear little relation to the hypothetical examples shown below or to the historical levels of the reference assets shown elsewhere in this pricing supplement. For information about the historical levels of the reference assets, see “Information Regarding the Reference Assets” below. Before investing in the offered notes, you should consult publicly available information to determine the levels of the reference assets between the date of this pricing supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the reference asset constituent stocks.

Hypothetical Contingent Coupon Payments
The examples below show hypothetical performances of each reference asset and the effect of the automatic call feature, as well as the hypothetical contingent coupons, if any, that we would pay on each coupon payment date with respect to each $1,000 principal amount of the notes if the closing level of each reference asset is greater than or equal to its coupon barrier on the applicable coupon observation date. These below scenarios reflect only the payment of any hypothetical contingent coupons with respect to each coupon observation date and the effect of the automatic call feature, and do not reflect the payment at maturity if the notes are not automatically called.

Scenario 1
Hypothetical Coupon Observation Date	Hypothetical Closing Level of the DJIA (as Percentage of its Initial Level)	Hypothetical Closing Level of the SPX (as Percentage of its Initial Level)	Hypothetical Contingent Coupon
First	110.00%	60.00%	$0.000
Second	55.00%	65.00%	$0.000
Third	85.00%	90.00%	$6.125
Fourth	70.00%	60.00%	$0.000
Fifth	90.00%	75.00%	$0.000
Sixth	85.00%	105.00%	$6.125
Seventh	55.00%	90.00%	$0.000
Eighth	50.00%	85.00%	$0.000
Ninth	60.00%	75.00%	$0.000
Tenth	75.00%	80.00%	$0.000
Eleventh	80.00%	70.00%	$0.000
Twelfth to Ninety-Fifth*	85.00%	60.00%	$0.000
Final Valuation Date	75.00%	75.00%	$0.000
		Total Hypothetical Coupons:	$12.250
*Each of these hypothetical coupon observation dates is also a hypothetical call observation date.

In Scenario 1, the hypothetical closing level of each reference asset increases and decreases by varying amounts on each hypothetical coupon observation date. Because the hypothetical closing level of at least one reference asset is less than its hypothetical initial level on each of the hypothetical call observation dates, the notes will not be automatically called. Because the hypothetical closing level of each reference asset on each of the third and sixth hypothetical coupon observation dates is greater than or equal to its hypothetical coupon barrier, you would receive the hypothetical contingent coupon with respect to each of the third and sixth hypothetical coupon observation dates. Because the hypothetical closing level of at least one reference asset on all of the other hypothetical coupon observation dates is less than its hypothetical coupon barrier, no other contingent coupons would be paid, including at maturity. The total of the hypothetical contingent coupons you would receive in Scenario 1 is $12.250.

Scenario 2
Hypothetical Coupon Observation Date	Hypothetical Closing Level of the DJIA (as Percentage of its Initial Level)	Hypothetical Closing Level of the SPX (as Percentage of its Initial Level)	Hypothetical Contingent Coupon
First	110.00%	60.00%	$0.000
Second	55.00%	65.00%	$0.000
Third	75.00%	90.00%	$0.000
Fourth	70.00%	60.00%	$0.000
Fifth	90.00%	75.00%	$0.000
Sixth	65.00%	105.00%	$0.000
Seventh	55.00%	90.00%	$0.000
Eighth	50.00%	85.00%	$0.000
Ninth	60.00%	75.00%	$0.000
Tenth	75.00%	80.00%	$0.000
Eleventh	80.00%	70.00%	$0.000
Twelfth to Ninety-Fifth*	85.00%	60.00%	$0.000
Final Valuation Date	75.00%	75.00%	$0.000
		Total Hypothetical Coupons:	$0.000
*Each of these hypothetical coupon observation dates is also a hypothetical call observation date.

In Scenario 2, the hypothetical closing level of each reference asset increases and decreases by varying amounts on each hypothetical coupon observation date. Because the hypothetical closing level of at least one reference asset is less than its hypothetical initial level on each of the hypothetical call observation dates, the notes will not be automatically called. Because the hypothetical closing level of at least one reference asset on each hypothetical coupon observation date is less than its hypothetical coupon barrier, you will not receive any contingent coupons during the term of the notes. The total of the hypothetical contingent coupons you would receive in Scenario 2 is $0.000, and in this scenario you would not receive a positive return on the notes.

Scenario 3
Hypothetical Coupon Observation Date	Hypothetical Closing Level of the DJIA (as Percentage of its Initial Level)	Hypothetical Closing Level of the SPX (as Percentage of its Initial Level)	Hypothetical Contingent Coupon
First	110.00%	60.00%	$0.000
Second	55.00%	65.00%	$0.000
Third	75.00%	90.00%	$0.000
Fourth	70.00%	60.00%	$0.000
Fifth	90.00%	75.00%	$0.000
Sixth	65.00%	105.00%	$0.000
Seventh	55.00%	90.00%	$0.000
Eighth	50.00%	85.00%	$0.000
Ninth	60.00%	75.00%	$0.000
Tenth	75.00%	80.00%	$0.000
Eleventh	80.00%	70.00%	$0.000
Twelfth*	105.00%	110.00%	$6.125
		Total Hypothetical Coupons:	$6.125
* This hypothetical coupon observation date is also the first hypothetical call observation date.

In Scenario 3, on each of the first through eleventh hypothetical coupon observation dates the hypothetical closing level of at least one reference asset is less than its hypothetical coupon barrier and, accordingly, no contingent coupon is due with respect to any such coupon observation date. On the twelfth hypothetical coupon observation date, which is also the first hypothetical call observation date, the hypothetical closing level of each reference asset is equal to or greater than its hypothetical initial level and the notes will be automatically called. Therefore, on the call payment date, which will be the twelfth hypothetical coupon payment date, in addition to the hypothetical contingent coupon of $6.125, you will receive an amount in cash equal to $1,000 for each $1,000 principal amount of your notes. In this scenario, your total return on the notes would be 0.6125%.

Hypothetical Payment at Maturity

If the notes are not automatically called on any call observation date (i.e., on each of the call observation dates the closing level of any reference asset is less than its initial level), the payment at maturity we would pay for each $1,000 principal amount of your notes will depend on the performance of the least performing reference asset on the final valuation date, as shown in the table below. The table below assumes that the notes have not been automatically called on any call observation date and reflects hypothetical payment at maturity that you could receive. The levels in the left column of the table below represent hypothetical final levels of the least performing reference asset and are expressed as percentages of its initial level. The amounts in the right column of the table below represent the hypothetical payment at maturity, based on the corresponding hypothetical final level of the least performing reference asset, and are expressed as percentages of the principal amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would pay for each $1,000 of the outstanding principal amount of the offered notes on the maturity date would equal 100.000% of the principal amount of a note, based on the corresponding hypothetical final level of the least performing reference asset and the assumptions noted above.

The Notes Have Not Been Automatically Called
Hypothetical Final Level of the Least Performing Reference Asset (as Percentage of its Initial Level)	Hypothetical Payment at Maturity (as Percentage of Principal Amount)
150.000%	100.000%*
140.000%	100.000%*
130.000%	100.000%*
120.000%	100.000%*
110.000%	100.000%*
100.000%	100.000%*
95.000%	100.000%*
90.000%	100.000%*
85.000%	100.000%*
80.000%	95.000%
75.000%	90.000%
70.000%	85.000%
50.000%	65.000%
25.000%	40.000%
0.000%	15.000%
* Does not include the final coupon
If, for example, the notes have not been automatically called and the final level of the least performing reference asset were determined to be 25.000% of its initial level, the payment at maturity that we would pay on your notes would be 40.000% of the principal amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the principal amount and held them to the maturity date, you would lose 60.000% of your investment (if you purchased your notes at a premium to the principal amount you would lose a correspondingly higher percentage of your investment). If the final level of the least performing reference asset were determined to be 0.000% of its initial level, you would lose 85.000% of your investment in the notes. In addition, if the final level of the least performing reference asset were determined to be 150.000% of its initial level, the payment at maturity that we would pay on your notes (in addition to the contingent coupon with respect to the final valuation date) would be limited to 100.000% of each $1,000 principal amount of your notes, as shown in the table above. As a result, if you held your notes to maturity, you would not benefit from any increase in the final level of the least performing reference asset over its initial level.

Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of the Bank.  If the Bank were to default on its payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

The amounts payable on the notes on a coupon payment date, upon an automatic call or at maturity shown above are entirely hypothetical; they are based on hypothetical levels of the reference assets that may not be achieved on a coupon observation date (including the final valuation date) or a call observation date and on assumptions that may prove to be erroneous. The actual market value of your notes on the maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical contingent coupons or hypothetical payments upon an automatic call or at maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical payments of any contingent coupons or upon an automatic call or at maturity on the notes held to a call payment date or the maturity date in the examples above assume you purchased your notes at their principal amount and have not been adjusted to reflect the actual original issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risks—The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased” on page P-22 of this pricing supplement.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.
We cannot predict the actual closing levels of the reference assets on any coupon observation date (including the final valuation date) or call observation date, or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the levels of the reference assets and the market value of your notes at any time prior to the maturity date. The actual contingent coupon, if any, that you will receive on a coupon payment date, the actual amount that you will receive upon an automatic call or at maturity, and the rate of return on the offered notes, will depend on the actual initial levels, which we will set on the trade date, and the actual closing levels on the coupon observation dates or final levels, as applicable, to be determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, any amount of cash to be paid in respect of your notes on a coupon payment date, call payment date or on the maturity date may be very different from the information reflected in the examples above.

ADDITIONAL RISKS

An investment in the notes involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product prospectus supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and page 5 of the accompanying prospectus.
You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus, accompanying prospectus supplement and accompanying product prospectus supplement.
The Bank’s initial estimated value of the notes at the time of pricing (when the terms of your notes are set on the trade date) will be lower than the original issue price of the notes
The Bank’s initial estimated value of the notes is only an estimate. The original issue price of the notes will exceed the Bank’s initial estimated value. The difference between the original issue price of the notes and the Bank’s initial estimated value reflects costs associated with selling and structuring the notes, as well as hedging its obligations under the notes with a third party.
Neither the Bank’s nor GS&Co.’s estimated value of the notes at any time is determined by reference to credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities
The Bank’s initial estimated value of the notes and GS&Co.’s estimated value of the notes at any time are determined by reference to the Bank’s internal funding rate. The internal funding rate used in the determination of the estimated value of the notes generally represents a discount from the credit spreads for the Bank’s conventional fixed-rate debt securities and the borrowing rate the Bank would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, the Bank’s view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the Bank’s conventional fixed-rate debt. If the interest rate implied by the credit spreads for the Bank’s conventional fixed-rate debt securities, or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities were to be used, the Bank would expect the economic terms of the notes to be more favorable to you. Consequently, the use of an internal funding rate for the notes increases the estimated value of the notes at any time and has an adverse effect on the economic terms of the notes.
The Bank’s initial estimated value of the notes does not represent future values of the notes and may differ from others’ (including GS&Co.’s) estimates
The Bank’s initial estimated value of the notes is determined by reference to its internal pricing models when the terms of the notes are set. These pricing models consider certain factors, such as the Bank’s internal funding rate on the trade date, the expected term of the notes, market conditions and other relevant factors existing at that time, and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions (including the pricing models and assumptions used by GS&Co.) could provide valuations for the notes that are different, and perhaps materially lower, from the Bank’s initial estimated value. Therefore, the price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do) may be materially lower than the Bank’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.
The price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do) will be based on GS&Co.’s estimated value of your notes
GS&Co.’s estimated value of the notes is determined by reference to its pricing models and takes into account the Bank’s internal funding rate. The price at which GS&Co. would initially buy or sell your notes in the secondary market (if GS&Co. makes a market, which it is not obligated to do) exceeds GS&Co.’s estimated value of your notes at the time of pricing. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Additional Information Regarding Estimated Value of the Notes” above) will decline to zero on a straight line basis over the period from the trade date through the applicable date set forth under “Additional Information Regarding Estimated Value of the Notes” above. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to GS&Co.’s pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes. If GS&Co. calculated its estimated value of your notes by reference to the Bank’s credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities (as opposed to the Bank’s internal funding rate), the price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do) could be significantly lower.
GS&Co.’s pricing models consider certain variables, including principally the Bank’s internal funding rate, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to GS&Co.’s models, taking into account the Bank’s internal funding rate, due to, among other things, any differences in pricing models or assumptions used by others. See “The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased” below.
In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in the Bank’s creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus GS&Co.’s then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).
Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.
There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “The notes lack liquidity” below.
Risk of loss at maturity
You may lose a substantial portion of your investment in the notes. If the notes are not automatically called, the payment at maturity depends on the percentage change of the least performing reference asset. The Bank will only repay you the full principal amount of your notes if the final level of each reference asset is equal to or greater than its buffer level and therefore the least performing percentage change is equal to or greater than -15.00%. If the final level of any reference asset is less than its buffer level, and therefore the least performing percentage change is less than -15.00%, you will have a loss for each $1,000 principal amount of your notes equal to the product of (i) the sum of the least performing percentage change plus the buffer amount times (ii) $1,000. Accordingly, you may lose up to 85.00% of your investment in the notes if the notes are not automatically called and the percentage decline of the least performing reference asset from its initial level to its final level is greater than 15.00%.
You may not receive any contingent coupons with respect to your notes
You may not receive any contingent coupons with respect to your notes. You will receive a contingent coupon on a coupon payment date only if the closing level of each reference asset is equal to or greater than its coupon barrier on the corresponding coupon observation date. If the closing level of any reference asset is less than its coupon barrier on a coupon observation date, you will not receive a contingent coupon on the applicable coupon payment date. If the closing level of any reference asset is less than its coupon barrier on each coupon observation date over the term of the notes, you will not receive any contingent coupons during the term of, and you will not receive a positive return on, your notes. Generally, this non-payment of any contingent coupon will coincide with a greater risk of principal loss on your notes.

The potential positive return on the notes is limited to the contingent coupons paid on the notes, if any, regardless of any appreciation of any reference asset
The potential positive return on the notes is limited to any contingent coupons paid, meaning any positive return on the notes will be composed solely by the sum of any contingent coupons paid over the term of the notes, regardless of any appreciation of any reference asset. Further, if the notes are automatically called, you will not receive any contingent coupons or any other payment in respect of any coupon observation dates after the call payment date. Because the notes may be subject to an automatic call as early as the first potential call payment date, the total return on the notes could be less than if the notes had been outstanding until maturity. Therefore, if the appreciation of any reference asset exceeds the sum of any contingent coupons actually paid on the notes, the return on the notes will be less than the return on a hypothetical direct investment in such reference asset, in a security directly linked to the positive performance of such reference asset or in an investment in its reference asset constituent stocks.
The contingent repayment of principal applies only upon automatic call or on the maturity date and the downside market exposure to the reference assets is buffered only at maturity
You should be willing to hold your notes to an automatic call or the maturity date. If you are able to sell your notes prior to an automatic call or the maturity date in the secondary market, the price you receive will likely not reflect the full economic value of the payment upon an automatic call or at maturity and any return on the notes may be less than such payment, even if the amount you receive is greater than the principal amount. You can receive the full benefit of the automatic call feature and the payment at maturity only if you hold your notes to an automatic call or the maturity date, as applicable, and the closing level of each reference asset on the applicable call observation date or the final valuation date, as the case may be, is greater than or equal to its initial level or buffer level, respectively.
Additionally, if you are able to sell your notes prior to an automatic call or the maturity date in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of each reference asset at such time is equal to or greater than its initial level or buffer level, respectively.
Your notes are subject to automatic redemption
We will automatically redeem all, but not part, of your notes on a call payment date, if the closing level of each reference asset on the corresponding call observation date is greater than or equal to its initial level. Therefore, the term for your notes may be reduced to as short as approximately 12 months. You may not be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are called prior to maturity. For the avoidance of doubt, if your notes are automatically called, no discounts, commissions or fees described herein will be rebated or reduced.
Because the notes are linked to the least performing reference asset, you are exposed to a greater risk of receiving no contingent coupons and losing a substantial portion of your initial investment at maturity than if the notes were linked to a single reference asset
The risk that you will receive no contingent coupons and lose a substantial portion of your initial investment in the notes is greater if you invest in the notes than the risk of investing in substantially similar securities that are linked to the performance of only one reference asset. With more reference assets, it is more likely that the closing level or final level of any reference asset will be less than its coupon barrier on any coupon observation date (including the final valuation date) than if the notes were linked to a single reference asset.
In addition, a lower correlation between the performance of a pair of reference assets results in a greater likelihood that a reference asset will decline in value to a closing level or final level, as applicable, that is less than its coupon barrier or buffer level on any coupon observation date (including the final valuation date). Although the correlation of the reference assets’ performance may change over the term of the notes, the economic terms of the notes, including the contingent coupon, coupon barriers and buffer levels, are determined, in part, based on the correlation of the reference assets’ performance calculated using our internal models at the time when the terms of the notes are finalized. All things being equal, a higher contingent coupon and lower coupon barriers and buffer levels are generally associated with lower correlation of the reference assets. Therefore, if the performance of a pair of reference assets is not correlated to each other or is negatively correlated, the risk that you will not receive any contingent coupons or that the final level of any reference asset is less than its buffer level will occur is even greater despite lower coupon barriers and buffer levels. Therefore, it is more likely that you will not receive any contingent coupons and that you will lose a substantial portion of your initial investment at maturity.

Any amounts payable on the notes are not linked to the closing level of any reference asset at any time other than on the applicable coupon observation dates (including the final valuation date) and call observation dates (except in the case of tax redemptions)
Any payments on the notes will be based on the closing level of each reference asset only on the applicable coupon observation dates (including the final valuation date) and call observation dates. Therefore, the closing levels of the reference assets on dates other than the applicable coupon observation date or call observation date will have no effect on any amount paid in respect of your notes. In addition, if the notes are not automatically called, the payment at maturity will be based on the final level of the least performing reference asset, which will be the reference asset with the lowest percentage change based on its closing level on the final valuation date as compared to that of any other reference asset. Therefore, for example, if the level of the least performing reference asset dropped precipitously on the final valuation date, the payment at maturity for the notes may be significantly less than it would otherwise have been had the payment at maturity been linked to the level of the least performing reference asset prior to such drop. Although the actual closing levels of the reference assets on the coupon payment dates, call payment dates, maturity date or at other times during the term of the notes may be higher than the closing levels of the reference assets on the coupon observation dates, call observation dates or the final valuation date, you will not benefit from the closing level of any reference asset at any time other than on the applicable coupon observation dates, call observation dates or the final valuation date, as the case may be (except in the case of tax redemptions as described further under “Tax Redemption” in the accompanying product prospectus supplement).
The notes differ from conventional debt instruments
The notes are not conventional notes or debt instruments. The notes do not provide you with fixed interest payments prior to maturity as a conventional fixed-rate or floating-rate debt security with the same maturity would. The return that you will receive on the notes, which could be negative, may be less than the return you could earn on other investments.  Even if you receive one or more contingent coupons and your return on the notes is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of the Bank.
Your investment is subject to the credit risk of The Bank of Nova Scotia
The notes are senior unsecured debt obligations of the Bank, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus, accompanying prospectus supplement and accompanying product prospectus supplement, the notes will rank on par with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law.  Any payment to be made on the notes, including the payment of any contingent coupon, upon an automatic call or the payment at maturity, depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the notes and, in the event the Bank were to default on its obligations, you may not receive the amounts owed to you under the terms of the notes. If you sell the notes prior to an automatic call or maturity, you may receive substantially less than the principal amount of your notes.
There are potential conflicts of interest between you and the calculation agent
Scotia Capital Inc., the calculation agent, is one of our affiliates.  In performing its duties, the economic interests of the calculation agent are potentially adverse to your interests as an investor in the notes. The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions that might affect the level of any reference asset and the value of, and amount payable on, the notes.
Investors should investigate each reference asset and the reference asset constituent stocks as if making a hypothetical direct investment in the reference asset constituent stocks
Investors should conduct their own diligence of each reference asset and reference asset constituent stocks as an investor would if it were making a hypothetical direct investment in the reference asset constituent stocks. Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to any reference asset or the reference asset constituent stocks. Furthermore, we cannot give any assurance that all events occurring prior to the original issue date have been properly disclosed. Subsequent disclosure of any such events or the disclosure or failure to disclose material future events concerning any reference asset or the reference asset constituent stocks could affect any payment upon an automatic call or the payment at maturity. Investors should not conclude that the sale by the Bank of the notes is any form of investment recommendation by the Bank or any of its affiliates to invest in securities linked to the performance of the reference assets or the reference asset constituent stocks.

The notes are subject to the market risk of each reference asset
The return on the notes is directly linked to the performance of the reference assets and indirectly linked to the performance of the reference asset constituent stocks, and the extent to which the percentage change of the least performing reference asset is positive or negative. The level of each reference asset can rise or fall sharply due to factors specific to its reference asset constituent stocks, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions.
Investors are exposed to the market risk of each reference asset on each coupon observation date (including the final valuation date) and call observation date, and the payment at maturity, if applicable, will be based solely on the least performing percentage change
Your return on the notes is not linked to a basket consisting of the reference assets. Rather, it will be contingent upon the performance of each reference asset. Unlike an instrument with a return linked to a basket of indices, common stocks or other underlying securities, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each reference asset on each coupon observation date (including the final valuation date) and call observation date. Poor performance by any reference asset over the term of the notes will negatively affect your return and will not be offset or mitigated by a positive performance by any other reference asset. For instance, if the notes are not automatically called, you will receive a negative return based upon the least performing percentage change if the final level of any reference asset is less than its buffer level on its final valuation date, even if the percentage change of another reference asset is positive or has not declined as much. Accordingly, your investment is subject to the market risk of each reference asset.
The contingent coupon will reflect, in part, the volatility of each reference asset and may not be sufficient to compensate you for the risk of loss at maturity
Generally, the higher the reference assets’ volatility, the more likely it is that the closing level of any reference asset could be less than its coupon barrier on a coupon observation date or its buffer level on the final valuation date. Volatility means the magnitude and frequency of changes in the levels of the reference assets. This greater risk will generally be reflected in a higher contingent coupon for the notes than the interest rate payable on our conventional debt securities with a comparable term. However, while the contingent coupon is set on the trade date, the reference assets’ volatility can change significantly over the term of the notes, and may increase. The level of any reference asset could fall sharply on the coupon observation dates, resulting in few or no contingent coupons or in a substantial loss of principal.
If the levels of the reference assets or the reference asset constituent stocks change, the market value of your notes may not change in the same manner
Your notes may trade quite differently from the performance of the reference assets or the reference asset constituent stocks.  Changes in the levels of the reference assets or the reference asset constituent stocks may not result in a comparable change in the market value of your notes.  We discuss some of the reasons for this disparity under “—The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased” below.
Holding the notes is not the same as holding the reference asset constituent stocks
Holding the notes is not the same as holding the reference asset constituent stocks. As a holder of the notes, you will not be entitled to the voting rights or rights to receive dividends or other distributions or other rights that holders of the reference asset constituent stocks would enjoy. Further, the return on your notes may not reflect the return you would realize if you actually owned the reference asset constituent stocks. For instance, your potential return on the notes is limited to any contingent coupons received, and you will not participate in any appreciation of any reference asset or the reference asset constituent stocks.

There is no assurance that the investment view implicit in the notes will be successful
It is impossible to predict with certainty whether and the extent to which the levels of the reference assets will rise or fall. There can be no assurance that the level of each reference asset will rise above its coupon barrier on a coupon observation date or that the percentage decline of the least performing reference asset from its initial level to its final level will not be greater than the buffer amount. The levels of the reference assets may be influenced by complex and interrelated political, economic, financial and other factors that affect the levels of the applicable reference asset constituent stocks. You should be willing to accept the risks of the price performance of equity securities in general and the reference asset constituent stocks in particular, and the risk of losing a substantial portion or all of your initial investment.
Furthermore, we cannot give you any assurance that the future performance of the reference assets or the reference asset constituent stocks will result in your receiving an amount greater than or equal to the principal amount of your notes.  Certain periods of historical performance of the reference assets or the reference asset constituent stocks would have resulted in you receiving less than the principal amount of your notes if you had owned notes with terms similar to these notes in the past.  See “Information Regarding The Reference Assets” in this pricing supplement for further information regarding the historical performance of the reference assets.
There is no assurance as to the performance of any reference asset or the reference asset constituent stocks; past performance of the reference assets or the reference asset constituent stocks should not be taken as an indication of the future performance of the reference assets or the reference asset constituent stocks
The notes are linked directly to the levels of the reference assets and indirectly to the levels of the reference asset constituent stocks, which are speculative and involve a high degree of risk. None of the Bank, the calculation agent, GS&Co. or any of our other or their respective affiliates gives any assurance as to the performance of the reference assets or the reference asset constituent stocks. Investors should not conclude that the sale by the Bank of the notes is an investment recommendation by it or by any of the other entities mentioned above to invest in securities linked to the performance of the reference assets or the reference asset constituent stocks. Investors should consult with their own financial advisors as to whether an investment in the notes is appropriate for them. Past performance of the reference assets and the reference asset constituent stocks should not be taken as a guarantee or assurance of the future performance of the reference assets or the reference asset constituent stocks, and it is impossible to predict whether the levels of the reference assets or the reference asset constituent stocks will rise or fall during the term of the notes.
The reference assets reflect price return only and not total return
The return on your notes is based on the performance of the reference assets, each of which reflects the changes in the market prices of its reference asset constituent stocks. They are not, however, linked to a ‘‘total return’’ index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the reference asset constituent stocks. The return on your notes will not include such a total return feature or dividend component.
We may sell an additional aggregate principal amount of the notes at a different issue price
We may decide to sell an additional aggregate principal amount of the notes subsequent to the date of the final pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.
Changes affecting a reference asset could have an adverse effect on the value of, and return on, the notes
The policies of a sponsor, concerning additions, deletions and substitutions of the applicable reference asset constituent stocks and the manner in which such sponsor takes account of certain changes affecting those reference asset constituent stocks may adversely affect the level of a reference asset. The policies of a sponsor with respect to the calculation of a reference asset could also adversely affect the level of such reference asset. A sponsor may discontinue or suspend calculation or dissemination of a reference asset. Any such actions could have a material adverse effect on the value of, and return on, the notes.
The Bank cannot control actions by any sponsor and the sponsors have no obligation to consider your interests
The Bank and its affiliates are not affiliated with any sponsor and have no ability to control or predict their actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of a reference asset. No sponsor is involved in the notes offering in any way and no sponsor has any obligation to consider your interest as an owner of the notes in taking any actions that might negatively affect the market value of, and return on, your notes.

If you purchase your notes at a premium to the principal amount, the return on your investment will be lower than the return on notes purchased at the principal amount and the impact of certain key terms of the notes will be negatively affected
Neither the payment of any contingent coupon or upon an automatic call nor the payment at maturity will be adjusted based on the original issue price you pay for the notes. If you purchase notes at a price that differs from the principal amount of the notes, then the return on your investment in such notes held to the call payment date upon an automatic call or the maturity date will differ from, and may be substantially less than, the return on notes purchased at the principal amount. If you purchase your notes at a premium to the principal amount and hold them to the call payment date upon an automatic call or the maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at the principal amount or at a discount to the principal amount.
In addition, the impact of the payment of any contingent coupon or upon an automatic call and the buffer levels on the return on your investment will depend upon the price you pay for your notes relative to the principal amount. For example, if you purchase your notes at a premium to the principal amount, the notes are not automatically called and the final level of the least performing reference asset is less than its buffer level, you will incur a greater percentage decrease in your investment in the notes than would have been the case if you had purchased the notes at the principal amount. Similarly, any return from any contingent coupon received on the notes will be lower than it would have been had you purchased the notes at the principal amount, relative to your initial investment.
The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased
The price at which the notes may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the level of the reference assets over the full term of the notes, (ii) volatility of the levels of the reference assets and the market’s perception of future volatility of the levels of the reference assets, (iii) the correlation among the reference assets, (iv) changes in interest rates generally, (v) any actual or anticipated changes in our credit ratings or credit spreads and (vi) time remaining to maturity. In particular, because the provisions of the notes relating to the automatic call feature and the payment at maturity behave like options, the value of the notes will vary in ways which are non-linear and may not be intuitive.
Depending on the actual or anticipated levels of the reference assets and other relevant factors, the market value of the notes may decrease and you may receive substantially less than 100% of the issue price if you sell your notes prior to maturity.
See “Additional Risk Factors Specific to the Notes—The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” beginning on page PS-7 of the accompanying product prospectus supplement.
The notes lack liquidity
The notes will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the notes. SCUSA and any other affiliates of the Bank and GS&Co. may, but are not obligated to, make a market in the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which SCUSA and GS&Co. are willing to purchase the notes from you. If at any time SCUSA and GS&Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.
Hedging activities by the Bank and GS&Co. may negatively impact investors in the notes and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the notes
The Bank, GS&Co. or one or more of our or their respective affiliates has hedged or expects to hedge the obligations under the notes by purchasing futures and/or other instruments linked to the reference assets. The Bank, GS&Co. or one or more of our or their respective affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the reference assets and/or one or more of the reference asset constituent stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the final valuation date.

The Bank, GS&Co. or one or more of our or their respective affiliates may also enter into, adjust and unwind hedging transactions relating to other equity-linked notes whose returns are linked to changes in the level or price of the reference assets or the reference asset constituent stocks. Any of these hedging activities may adversely affect the level of a reference asset—directly or indirectly by affecting the price of its reference asset constituent stocks — and therefore the market value of the notes and the amount you will receive on the notes. Because the dealer, or an affiliate, from which you purchase notes is to conduct hedging activities for us in connection with the notes, that dealer or affiliate may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the dealer, or an affiliate, receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the dealer to sell the notes to you in addition to the compensation they would receive for the sale of the notes. In addition, you should expect that these transactions will cause the Bank, GS&Co. or our or their respective affiliates, or our or their respective clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes. The Bank, GS&Co. or our or their respective affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns with respect to these hedging activities while the value of, and amount payable on, the notes may decline.
The Bank, SCUSA, GS&Co. and our or their respective affiliates regularly provide services to, or otherwise have business relationships with, a broad client base, which has included and may include us and the issuers of the reference asset constituent stocks or the sponsors and the market activities by the Bank, GS&Co. or our or their respective affiliates for our or their own respective accounts or for our or their respective clients could negatively impact investors in the notes
We, GS&Co. and our or their respective affiliates regularly provide a wide range of financial services, including financial advisory, investment advisory and transactional services to a substantial and diversified client base. As such, we each may act as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker or lender. In those and other capacities, we, GS&Co. and/or our or their respective affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the notes or other securities that we have issued), the reference asset constituent stocks, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our or their own respective accounts or for the accounts of our or their respective customers, and we will have other direct or indirect interests, in those securities and in other markets that may not be consistent with your interests and may adversely affect the level of a reference asset and/or the value of the notes. You should assume that we or they will, at present or in the future, provide such services or otherwise engage in transactions with, among others, us and the issuers of the reference asset constituent stocks or any sponsor, or transact in securities or instruments or with parties that are directly or indirectly related to these entities. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the level of a reference asset and the market for your notes, and you should expect that our interests and those of GS&Co. and/or our or their respective affiliates, clients or counterparties, will at times be adverse to those of investors in the notes.
You should expect that we, GS&Co. and our or their respective affiliates, in providing these services, engaging in such transactions, or acting for our or their own respective accounts, may take actions that have direct or indirect effects on the notes or other securities that we may issue, the reference asset constituent stocks or other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the notes. In addition, in connection with these activities, certain personnel within us, GS&Co. or our or their respective affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors in the notes.
We, GS&Co. and our or their respective affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the notes or other securities that we may issue, the reference asset constituent stocks or other securities or instruments similar to or linked to the foregoing. Investors in the notes should expect that the Bank, GS&Co. and our or their respective affiliates offer securities, financial instruments, and other products that may compete with the notes for liquidity or otherwise.

Other investors in the notes may not have the same interests as you
The interests of other investors may, in some circumstances, be adverse to your interests. Other investors may make requests or recommendations to us, SCUSA, GS&Co. or our or their respective affiliates regarding the establishment of transactions on terms that are adverse to your interests, and investors in the notes are not required to take into account the interests of any other investor in exercising remedies, voting or other rights in their capacity as noteholders. Further, other investors may enter into market transactions with respect to the notes, assets that are the same or similar to the notes, assets referenced by the notes (such as stocks or stock indices) or other similar assets or securities which may adversely impact the market for or value of your notes. For example, an investor could take a short position (directly or indirectly through derivative transactions) in respect of securities similar to your notes or in respect of the reference assets.
The calculation agent can postpone a coupon observation date (including the final valuation date) or call observation date for the notes if a market disruption event with respect to a reference asset occurs
If the calculation agent determines, in its sole discretion, that, on a day that would otherwise be a coupon observation date (including the final valuation date) or call observation date, a market disruption event has occurred or is continuing with respect to a reference asset, such coupon observation date or call observation date, as applicable, for the affected reference asset will be postponed until the first following trading day on which no market disruption event occurs or is continuing with respect to such reference asset, although such call observation date or final valuation date, as applicable, will not be postponed by more than seven trading days. Moreover, if a coupon observation date or call observation date for a reference asset is postponed to the last possible day, but a market disruption event occurs or is continuing with respect to such reference asset on that day, that day will nevertheless be the coupon observation date or call observation date, as applicable, for such reference asset and the calculation agent will determine the applicable closing level or the final level for such reference asset that must be used to determine whether a contingent coupon is payable on the notes, whether the notes are subject to an automatic call or the payment at maturity, as applicable. For the avoidance of doubt, if on any coupon observation date or call observation date no market disruption event is occurring with respect to a particular reference asset, the closing level for such reference asset will be determined on the originally scheduled coupon observation date or call observation date, irrespective of the occurrence of a market disruption even with respect to any other reference asset. See “—Coupon Observation Dates” herein, “General Terms of the Notes—Unavailability of the Level of the Reference Asset on a Valuation Date” beginning on page PS-19 in the accompanying product prospectus supplement and “General Terms of the Notes—Market Disruption Events” beginning on page PS-20 in the accompanying product prospectus supplement.
There is no affiliation between the issuers of any reference asset constituent stock or any sponsor and us, SCUSA or GS&Co.
The Bank, SCUSA, GS&Co. and our or their respective affiliates may currently, or from time to time in the future, engage in business with the issuers of the reference asset constituent stocks or any sponsor. None of the Bank, SCUSA or any of our other affiliates, or GS&Co. are affiliated with the issuer of any reference asset constituent stock or any sponsor nor have they participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to any reference asset or the reference asset constituent stocks. Before investing in the notes you should make your own investigation into the reference assets and the issuers of the reference asset constituent stocks. See the section below entitled “Information Regarding the Reference Assets” in this pricing supplement for additional information about the reference assets.
Uncertain tax treatment
Significant aspects of the tax treatment of the notes are uncertain. You should consult your tax advisor about your tax situation. See “Certain Canadian Income Tax Consequences” and “Material U.S. Federal Income Tax Considerations” in this pricing supplement.

INFORMATION REGARDING THE REFERENCE ASSETS

The Dow Jones Industrial Average®
The DJIA is a price-weighted index composed of 30 stocks that measures the performance of some of the largest U.S. companies. The stocks are selected at the discretion of an Averages Committee comprised of three representatives of S&P Dow Jones Indices and two representatives of The Wall Street Journal (the “WSJ”). The DJIA is sponsored by S&P Dow Jones Indices LLC, which we refer to as Dow Jones Indices. The Averages Committee selects the reference asset constituent stocks as the largest and leading stocks of the sectors that it determines are representative of the U.S. equity market. The DJIA does not include companies in the transportation industry group or the utilities sector. While stock selection is not governed by quantitative rules, a stock typically is added to the DJIA only if the Averages Committee believes the company has an excellent reputation, demonstrates sustained growth and is of interest to a large number of investors. Each company should be incorporated and headquartered in the U.S. and a plurality of such company’s revenue should be derived from the U.S. Maintaining adequate sector representation within the indices is also a consideration in the selection process. . The DJIA is reported by Bloomberg under the ticker symbol "INDU <Index>". Dow Jones Indices is under no obligation to continue to publish the DJIA and may discontinue publication of the DJIA at any time. Additional information regarding the DJIA, including its constituent stocks, may be obtained the following website: djindexes.com/averages/. We are not incorporating by reference the website or any material it includes in this pricing supplement or any document incorporated herein by reference.
Dow Jones Indices intends for the DJIA to serve as a measure of the entire U.S. market, and therefore the economy, and the DJIA is not limited to traditionally defined industrial stocks. Changes in the composition of the DJIA are made on an as-needed basis by the Averages Committee without consultation with the component companies represented in the DJIA, any stock exchange, any official agency or us. There is no annual or semi-annual reconstitution and changes in response to corporate actions and market developments can be made at any time. In order to maintain continuity, changes to the index stocks included in the DJIA tend to be made infrequently and generally occur only after a component company goes through a major change, such as a shift in its core business, corporate acquisition, or merger. Index reviews do not occur on any established or regular schedule, but only when corporate events with respect to a constituent stock require it. When one component stock is replaced, the entire index is reviewed. As a result, multiple component changes are often implemented simultaneously. The component stocks of the DJIA may be changed at any time for any reason. Constituent changes are typically announced one to five days before they are scheduled to be implemented.
Components with more than one listing of common stock outstanding will only be represented by their designated listing, which is the share class with both the highest one-year (or all available data if less than one year of trading data is available as of the reference date, as defined below) trading liquidity (as defined by median daily value traded) and largest float-adjusted market capitalization. All other share classes are referred to as secondary listings. When the liquidity and market capitalization indicators are in conflict, Dow Jones Indices analyzes the relative differences between the two values, placing a greater importance on liquidity. Once established, the designated listing is only changed if both the liquidity and market capitalization of a secondary listing exceed the liquidity and market capitalization of the designated listing by more than 20%. If only one measure exceeds 20%, Dow Jones Indices analyzes the data as described above to determine if the designated listing should be changed. Otherwise, the designated listing remains unchanged. Dow Jones indices reviews designated listings on an annual basis and any changes are implemented after the close of the third Friday of September, with the last trading day in July used as the reference date for the liquidity and market capitalization data.
The top ten constituent stocks of the DJIA as of February 12, 2020, by weight, are: The Boeing Company (7.97%), Apple Inc. (7.51%), UnitedHealth Group Inc. (6.97%), The Home Depot, Inc. (5.55%), The Goldman Sachs Group, Inc. (5.48%), McDonald´s Corporation (4.99%), Visa Inc. - Class A (4.76%), Microsoft Corporation (4.24%), 3M Company (3.76%) and The International Business Machines Corporation (3.56%). As of February 12, 2020, the 30 companies included in the DJIA were divided into eleven Global Industry Classification Sectors. The Global Industry Classification Sectors include (with the approximate percentage currently included in such sectors indicated in parentheses): Communication Services (4.59%), Consumer Discretionary (12.90%), Consumer Staples (8.11%), Energy (3.98%), Financials (14.82%), Health Care (13.21%), Industrials (18.50%), Information Technology (22.77%), Materials (1.13%), Real Estate (0.0%) and Utilities (0.0%). (Sector designations are determined by the index sponsor, or by the sponsor of the classification system, using criteria it has selected or developed. Index and classification system sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.)
The DJIA is an equity index, and therefore cannot be invested in directly, does not file reports with the SEC because it is not an issuer, and was first calculated on May 26, 1896 with a base value of 40.94 and twelve constituent stocks.
The DJIA is price weighted rather than market capitalization weighted. Therefore, the component stock weightings are affected only by changes in the stocks’ prices, in contrast with the weightings of other indices that are affected by both price changes and changes in the number of shares outstanding. The value of the DJIA is the sum of the primary exchange prices of each of the 30 common stocks included in the DJIA, divided by a divisor. The divisor is changed in accordance with a mathematical formula to adjust for any price impacting corporate action on one of its member stocks; this includes price adjustments, special dividends, stock splits, rights offerings, constituent additions and constituent deletions. The current divisor of the DJIA is published daily in the WSJ and other publications. While this methodology reflects current practice in calculating the DJIA, no assurance can be given that Dow Jones Indices will not modify or change this methodology in a manner that may affect the return on your notes. In addition to its daily governance of indices and maintenance of the DJIA methodology, at least once within any 12 month period, the Averages Committee reviews the DJIA methodology to ensure the DJIA continues to achieve the stated objective, and that the data and methodology remain effective. Where any index component stock price is unavailable on any trading day, the sponsor will generally use the last reported price for such component stock.
Adjustments for Corporate Actions
There is a large range of corporate actions that may affect companies included in the DJIA. Certain corporate actions require Dow Jones Indices to make an adjustment to the divisor to prevent the value of the DJIA from changing as a result of the corporate action. Corporate actions are applied after the close of trading on the day prior to the ex-date. Several types of corporate actions, and their related adjustments, are listed in the table below.
Corporate Action	Adjustment Made to DJIA	Divisor Adjustment?
Spin-off
The price of the parent company is adjusted to the price of the parent company minus the price of the spun-off company/share exchange ratio. Any potential impacts on index constituents from a spin-off are evaluated by the Index Committee on a case by case basis.
Yes
Rights Offering	The price is adjusted according to the terms of the rights offering.	Yes
Stock dividend, stock split, reverse stock split	The price is adjusted according to the terms of the stock split.	Yes
Share Issuance, Share Repurchase, Equity Offering or Warrant Conversion	DJIA does not use a number of shares or investable weight factors – no impact	No
Special Dividends	Price of the stock making the special dividend payment is reduced by the per share special dividend amount after the close of trading on the day before the dividend ex-date.	Yes
Constituent Change
Deletions due to delistings, acquisition or any other corporate event resulting in the deletion of the stock from the index will be replaced on the effective date of the drop. In the case of a zero price spin-off, the spun-off company is not replaced.
Yes
Recalculation Policy
Dow Jones Indices reserves the right to recalculate the DJIA at its discretion if one of the following issues has occurred:
1.	Incorrect or revised closing price of a stock on a given day;
2.	Missed corporate event;
3.	Incorrect application of corporate action or index methodology;
4.	Late announcement of a corporate event; or

5.	Incorrect calculation or data entry error.
The decision to recalculate DJIA is made at the discretion of the applicable index manager and/or Index Committee. The potential market impact or disruption resulting from the reclalculation is considered when making any such decision.
Unexpected Exchange Closures
An unexpected exchange closure is when an exchange fully or partially fails to open or trading is temporarily halted. This can apply to a single exchange or to a market as a whole, when all of the primary exchanges are closed and/or not trading. Unexpected exchange closures are usually due to unforeseen circumstances, such as natural disasters, inclement weather, outages, or other events.
To a large degree, Dow Jones Indices is dependent on the exchanges to provide guidance in the event of an unexpected exchange closure. Dow Jones Indices’ decision making is dependent on exchange guidance regarding pricing and mandatory corporate actions.
NYSE Rule 123C provides closing contingency procedures for determining an official closing price for listed securities if the exchange is unable to conduct a closing transaction in one or more securities due to a system or technical issue.
3:00 PM ET is the deadline for an exchange to determine its plan of action regarding an outage scenario. As such, Dow Jones Indices also uses 3:00 PM ET as the cutoff.
If all exchanges fail to open or unexpectedly halt trading intraday due to unforeseen circumstances, Dow Jones Indices will take the following actions:
Market Disruption Prior to Open of Trading:
i.
If all exchanges indicate that trading will not open for a given day, Dow Jones Indices will treat the day as an unscheduled market holiday. The decision will be communicated to clients as soon as possible through the normal channels. Indices containing multiple markets will be calculated as normal, provided that at least one market is open that day. Indices which only contain closed markets will not be calculated.

ii.	If exchanges indicate that trading, although delayed, will open for a given day, Dow Jones Indices will begin index calculation when the exchanges open.
Market Disruption Intraday:
i.
If exchanges indicate that trading will not resume for a given day, the index level will be calculated using prices determined by the exchanges based on the NYSE Rule 123C hierarchy. Intraday index values will continue to use the last traded composite price until the primary exchange publishes official closing prices.

The above information was derived from information prepared by the sponsor, however, the percentages we have listed above are approximate and may not match the information available on the sponsor’s website due to subsequent corporate actions or other activity relating to a particular stock.
License Agreement
We have entered into a non-exclusive license agreement with Dow Jones Indices, which grants us a license in exchange for a fee to use the DJIA in connection with the issuance of certain securities, including the notes. “Dow Jones” and “Dow Jones Industrial Average™” are service marks of Dow Jones Indices and have been licensed for use for certain purposes by the Bank.
The notes are not sponsored, endorsed, sold or promoted by Dow Jones Indices. Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly. Dow Jones Indices’ only relationship to the Bank is the licensing of certain trademarks, trade names and service marks of Dow Jones Indices and of the DJIA, which is determined, composed and calculated by Dow Jones Indices without regard to the Bank or the notes. Dow Jones Indices has no obligation to take the needs of the Bank or the owners of the notes into consideration in determining, composing or calculating the DJIA. Dow Jones Indices is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the notes.
DOW JONES INDICES DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DJIA OR ANY DATA INCLUDED THEREIN AND DOW JONES INDICES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES INDICES MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE BANK, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DJIA OR ANY DATA INCLUDED THEREIN. DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DJIA OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES INDICES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN DOW JONES INDICES AND THE BANK.

Historical Information
We obtained the information regarding the historical performance of the DJIA in the graph below from Bloomberg. The graph below illustrates the performance of the DJIA from January 1, 2015 through March 2, 2020.

We have not undertaken an independent review or due diligence of the information. The historical performance of the reference asset should not be taken as an indication of its future performance, and no assurance can be given as to the closing level of the reference asset on any coupon observation date, call observation date, on the final valuation date, or at any other time during the term of the notes. We cannot give you any assurance that the performance of the reference asset will result in any positive return on your initial investment. Past performance of the reference asset is not indicative of the future performance of the reference asset.
Historical Performance of the Dow Jones Industrial Average®

The S&P 500® Index
The SPX includes a representative sample of 500 companies in leading industries of the U.S. economy. The 500 companies are not the 500 largest companies listed on the New York Stock Exchange (“NYSE”) and not all 500 companies are listed on the NYSE. S&P Dow Jones Indices LLC (“S&P” or the “sponsor”) chooses companies for inclusion in the SPX with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. Although the SPX contains 500 constituent companies, at any one time it may contain greater than 500 constituent trading lines since some companies included in the SPX prior to July 31, 2017 may be represented by multiple share class lines in the index. The SPX is calculated, maintained and published by S&P and is part of the S&P Dow Jones Indices family of indices. Additional information is available on the following websites: us.spindices.com/indices/equity/sp-500 and spdji.com/. We are not incorporating by reference the websites or any material they include in this pricing supplement or any document incorporated herein by reference.
S&P intends for the SPX to provide a performance benchmark for the large-cap U.S. equity markets. Constituent changes are made on an as-needed basis and there is no schedule for constituent reviews. Index additions and deletions are announced with at least three business days advance notice. Less than three business days’ notice may be given at the discretion of the S&P Index Committee. Relevant criteria for additions to the SPX that are employed by S&P include: the company proposed for addition should have an unadjusted company market capitalization of $8.2 billion or more and a security level float-adjusted market capitalization that is at least $4.1 billion (for spin-offs, eligibility is determined using when-issued prices, if available); using composite pricing and volume, the ratio of annual dollar value traded (defined as average closing price over the period multiplied by historical volume) in the proposed constituent to float-adjusted market capitalization of that company should be at least 1.00 and the stock should trade a minimum of 250,000 shares in each of the six months leading up to the evaluation date; the company must be a U.S. company (characterized as a Form 10-K filer with its U.S. portion of fixed assets and revenues constituting a plurality of the total and with a primary listing of the common stock on the NYSE, NYSE Arca, NYSE American (formerly NYSE MKT), NASDAQ Global Select Market, NASDAQ Select Market, NASDAQ Capital Market, Cboe BZX (formerly Bats BZX), Cboe BYX (formerly Bats BYX), Cboe EDGA (formerly Bats EDGA) or Cboe EDGX (formerly Bats EDGX) (each, an “eligible exchange”)); the proposed constituent has an investable weight factor (“IWF”) of 50% or more; the inclusion of the company will contribute to sector balance in the SPX relative to sector balance in the market in the relevant market capitalization range; financial viability (the sum of the most recent four consecutive quarters’ Generally Accepted Accounting Principles earnings (net income excluding discontinued operations) should be positive as should the most recent quarter); and, for initial public offerings, the company must be traded on an eligible exchange for at least twelve months (spin-offs or in-specie distributions from existing constituents do not need to be traded on an eligible exchange for twelve months prior to their inclusion in the SPX). In addition, constituents of the S&P MidCap 400® Index and the S&P SmallCap 600® Index can be added to the SPX without meeting the financial viability, IWF and/or liquidity eligibility criteria if the S&P Index Committee decides that such an addition will enhance the representativeness of the SPX as a market benchmark.  Further, constituents of the S&P Total Market Index Ex S&P Composite 1500 (which includes all eligible U.S. common equities except for those included in the SPX, the S&P MidCap 400® Index and the S&P SmallCap 600® Index) that acquire a constituent of the SPX, the S&P MidCap 400® Index or the S&P SmallCap 600® Index that do not fully meet the financial viability or IWF criteria may still be added to the SPX at the discretion of the Index Committee if the Index Committee determines that the addition could minimize turnover and enhance the representativeness of the SPX as a market benchmark. Certain types of organizational structures and securities are always excluded, including business development companies, limited partnerships, master limited partnerships, limited liability companies, OTC bulletin board issues, closed-end funds, exchange-traded funs, exchange , royalty trusts, tracking stocks, special purpose acquisition companies, preferred stock and convertible preferred stock, unit trusts, equity warrants, convertible bonds, investment trusts, rights and American depositary receipts. Stocks are deleted from the SPX when they are involved in mergers, acquisitions or significant restructurings such that they no longer meet the inclusion criteria, and when they substantially violate one or more of the addition criteria. Stocks that are delisted or moved to the pink sheets or the OTC bulletin board are removed, and those that experience a trading halt may be retained or removed in S&P’s discretion. S&P evaluates additions and deletions with a view to maintaining SPX continuity.
For constituents included in the SPX prior to July 31, 2017, all publicly listed multiple share class lines are included separately in the SPX, subject to, in the case of any such share class line, that share class line satisfying the liquidity and float criteria discussed above and subject to certain exceptions.  It is possible that one listed share class line of a company may be included in the SPX while a second listed share class line of the same company is excluded.  For companies that issue a second publicly traded share class to index share class holders, the newly issued share class line is considered for inclusion if the event is mandatory and the market capitalization of the distributed class is not considered to be de minimis.
As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the SPX. Only common shares are considered when determining whether a company has a multiple share class structure. Constituents of the SPX prior to July 31, 2017 with multiple share class lines will be grandfathered in and continue to be included in the SPX. If an SPX constituent reorganizes into a multiple share class line structure, that company will be reviewed for continued inclusion in the SPX at the discretion of the S&P Index Committee.
As of February 12, 2020, the 500 companies included in the S&P 500® Index were divided into eleven Global Industry Classification Sectors. The Global Industry Classification Sectors include (with the approximate percentage currently included in such sectors indicated in parentheses): Communication Services (10.44%), Consumer Discretionary (9.89%), Consumer Staples (7.02%), Energy (3.78%), Financials (12.49%), Health Care (13.85%), Industrials (9.03%), Information Technology (24.59%), Materials (2.51%), Real Estate (3.02%) and Utilities (3.39%). (Sector designations are determined by the sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.)
Calculation of the SPX
The SPX is calculated using a base-weighted aggregative methodology. The value of the SPX on any day for which an index value is published is determined by a fraction, the numerator of which is the aggregate of the market price of each constituent in the SPX times the number of shares of such constituent included in the SPX, and the denominator of which is the divisor, which is described more fully below. The “market value” of any constituent is the product of the market price per share of that constituent times the number of the then-outstanding shares of such constituent that are then included in the SPX.
The SPX is also sometimes called a “base-weighted aggregative index” because of its use of a divisor. The “divisor” is a value calculated by S&P that is intended to maintain conformity in the SPX values over time and is adjusted for all changes in the constituents’ share capital after the “base date” as described below. The level of the SPX reflects the total market value of all constituents relative to the SPX’s base date of 1941-43.
In addition, the SPX is float-adjusted, meaning that the share counts used in calculating the SPX reflect only those shares available to investors rather than all of a company’s outstanding shares. S&P seeks to exclude shares held by long-term, strategic shareholders concerned with the control of a company, a group that generally includes the following: officers and directors and related individuals whose holdings are publicly disclosed, private equity, venture capital, special equity firms, asset managers and insurance companies with board of director representation, publicly traded companies that hold shares in another company, holders of restricted shares (except for shares held as part of a lock-up agreement), company-sponsored employee share plans/trusts, defined contribution plans/savings, investment plans, foundations or family trusts associated with the company, government entities at all levels (except government retirement or pension funds), sovereign wealth funds and any individual person listed as a 5% or greater stakeholder in a company as reported in regulatory filings (collectively, “strategic holders”). To this end, S&P excludes all share-holdings (other than depositary banks, pension funds (including government pension and retirement funds), mutual funds, ETF providers, investment funds, asset managers (including hedge funds with no board of director representation), investment funds of insurance companies (except in certain countries where insurance companies may be considered strategic holders based on regulatory issues and country-specific practices) and independent foundations not associated with the company) with a position greater than 5% of the outstanding shares of a company from the float-adjusted share count to be used in SPX calculations.
The exclusion is accomplished by calculating an IWF for each constituent that is part of the numerator of the float-adjusted index fraction described above:
IWF = (available float shares)/(total shares outstanding)
where available float shares is defined as total shares outstanding less shares held by strategic holders. In most cases, an IWF is reported to the nearest one percentage point. For companies with multiple share class lines, a separate IWF is calculated for each share class line. In most cases, an IWF is reported to the nearest one percentage point.

Maintenance of the SPX
In order to keep the SPX comparable over time S&P engages in an index maintenance process. The SPX maintenance process involves changing the constituents as discussed above, and also involves maintaining quality assurance processes and procedures, adjusting the number of shares used to calculate the SPX, monitoring and completing the adjustments for company additions and deletions, adjusting for stock splits and stock dividends and adjusting for other corporate actions. In addition to its daily governance of indices and maintenance of the SPX methodology, at least once within any 12 month period, the S&P Index Committee reviews the SPX methodology to ensure the SPX continues to achieve the stated objective, and that the data and methodology remain effective. The S&P Index Committee may at times consult with investors, market participants, security issuers included in or potentially included in the SPX, or investment and financial experts.
Divisor Adjustments
The two types of adjustments primarily used by S&P are divisor adjustments and adjustments to the number of shares (including float adjustments) used to calculate the SPX. Set forth below is a table of certain corporate events and their resulting effect on the divisor and the share count. If a corporate event requires an adjustment to the divisor, that event has the effect of altering the market value of the affected constituent and consequently of altering the aggregate market value of the shares of the constituent following the event. In order that the level of the SPX not be affected by the altered market value (which could be an increase or decrease) of the affected constituent, S&P generally derives a new divisor by dividing the post-event market value of the constituent by the pre-event index value, which has the effect of reducing the SPX’s post-event value to the pre-event level.
Changes to the Number of Shares of a Constituent
The SPX maintenance process also involves tracking the changes in the number of shares included for each of the constituents. The timing of adjustments to the number of shares depends on the type of event causing the change, and whether the change represents 5% or more of the total share count (for companies with multiple share class lines, the 5% threshold is based on each individual share class line rather than total company shares). Changes as a result of mandatory events, such as mergers or acquisition driven share/IWF changes, stock splits and mandatory distributions are not subject to a minimum threshold for implementation and are implemented when the transaction occurs. At S&P’s discretion, however, de minimis merger and acquisition changes may be accumulated and implemented with the updates made with the quarterly share updates as described below. Changes in a constituent’s total shares of at least 5% due to public offerings (which must be underwritten, have a publicly available prospectus or prospectus summary filed with the SEC and include a public confirmation that the offering has been completed) are eligible for next day implementation. Next day implementation will include a review of the company’s IWF using the latest publicly available ownership data. Any change in the IWF of at least five percentage points resulting from the review is implemented with the share update. Shares sold as part of a forward sale agreement are not eligible for next day implementation as these shares are not included in the company’s share count until full settlement of the agreement. Share updates resulting from the settlement of forward sale agreements are updated in a future weekly or quarterly rebalancing.
Share changes of 5% or greater resulting from aggregated smaller share change events are implemented when S&P is able to validate the cumulative change. Share changes are applied weekly and are announced on Fridays for implementation after the close of trading on the following Friday. For changes of less than 5%, on the third Friday of the last month in each calendar quarter, S&P updates the share totals of companies in the SPX as required by any changes in the number of shares outstanding. S&P implements a share / IWF freeze beginning after the market close on the Tuesday preceding the second Friday of each quarterly rebalancing month and ending after the market close on the third Friday of the quarterly rebalancing month. During this frozen period, shares and IWFs are not changed except for mandatory corporate action events (such as merger activity, stock splits and rights offerings).

Adjustments for Corporate Actions
There is a large range of corporate actions that may affect companies included in the SPX. Certain corporate actions require S&P to recalculate the share count or the float adjustment or to make an adjustment to the divisor to prevent the value of the SPX from changing as a result of the corporate action. This helps ensure that the movement of the SPX does not reflect the corporate actions of individual companies in the SPX.
Spin-Offs
As a general policy, a spin-off security is added to the SPX on the ex-date at a price of zero (with no divisor adjustment) and will remain in the index for at least one trading day. On the ex-date the spin-off will have the same attributes and capping adjustment factor as its parent company. The spin-off security will remain in the SPX if it meets all eligibility criteria. If the spin-off security is determined ineligible to remain in the SPX, it will generally be removed after at least one day of regular way trading (with a divisor adjustment). The weight of the spin-off being deleted is reinvested across all the index components proportionately such that the relative weights of all index components are unchanged. The net change in index market capitalization will cause a divisor change.
Companies that are spun off from a constituent of the SPX do not need to meet the eligibility criteria for new constituents, but they should be considered U.S. domiciled for index purposes. At the discretion of the Index Committee, a spin-off company may be retained in the SPX if the Index Committee determines it has a total market capitalization representative of the SPX. If the spin-off company’s estimated market capitalization is below the minimum of $8.2 billion for addition criteria but there are other constituent companies in the SPX that have a significantly lower total market capitalization than the spin-off company, the Index Committee may decide to retain the spin-off company in the SPX.
Several additional types of corporate actions, and their related treatment, are listed in the table below.
Corporate Action	Treatment
Company addition/deletion
Addition
Companies are added at the float market capitalization weight. The net change to the index market capitalization causes a divisor adjustment.
Deletion
The weights of all stocks in the index will proportionally change. Relative weights will stay the same. The index divisor will change due to the net change in the index market capitalization

Change in shares outstanding	Increasing (decreasing) the shares outstanding increases (decreases) the market capitalization of the index. The change to the index market capitalization causes a divisor adjustment.
Split/reverse split	Shares outstanding are adjusted by split ratio. Stock price is adjusted by split ratio. There is no change to the index market capitalization and no divisor adjustment.
Change in IWF	Increasing (decreasing) the IWF increases (decreases) the market capitalization of the index. A net change to the index market capitalization causes a divisor adjustment.

Ordinary dividend	When a company pays an ordinary cash dividend, the index does not make any adjustments to the price or shares of the stock. As a result there are no divisor adjustments to the index.
Special dividend	The stock price is adjusted by the amount of the special dividend. The net change to the index market capitalization causes a divisor adjustment
Rights offering
All rights offerings that are in the money on the ex-date are applied under the assumption the rights are fully subscribed. The stock price is adjusted by the value of the rights and the shares outstanding are increased by the rights ratio. The net change in market capitalization causes a divisor adjustment.

Any company that is removed from the SPX, the S&P MidCap 400® Index or the S&P SmallCap 600® Index must wait a minimum of one year from its removal date before being reconsidered as a replacement candidate for the SPX.
Recalculation Policy
S&P reserves the right to recalculate and republish the SPX at its discretion in the event one of the following issues has occurred: (1) incorrect or revised closing price of one or more constituent securities; (2) missed corporate event; (3) incorrect application of corporate action or index methodology; (4) late announcement of a corporate event; or (5) incorrect calculation or data entry error. The decision to recalculate the SPX is made at the discretion of the SPX manager and/or S&P Index Committee, as further discussed below.  The potential market impact or disruption resulting from the potential recalculation is considered when making any such decision.  In the event of an incorrect closing price, a missed corporate event or a misapplied corporate action, a late announcement of a corporate event, or an incorrect calculation or data entry error that is discovered within two trading days of its occurrence, the index manager may, at his or her discretion, recalculate the SPX without involving the S&P Index Committee.  In the event any such event is discovered beyond the two trading day period, the S&P Index Committee shall decide whether the SPX should be recalculated. In the event of an incorrect application of the methodology that results in the incorrect composition and/or weighting of index constituents, the S&P Index Committee shall determine whether or not to recalculate the SPX following specified guidelines. In the event that the SPX is recalculated, it shall be done within a reasonable timeframe following the detection and review of the issue.
Calculations and Pricing Disruptions
Closing levels for the SPX are calculated by S&P based on the closing price of the individual constituents of the SPX as set by their primary exchange. Closing prices are received by S&P from one of its third party vendors and verified by comparing them with prices from an alternative vendor. The vendors receive the closing price from the primary exchanges. Real-time intraday prices are calculated similarly without a second verification. Prices used for the calculation of real time SPX values are based on the “Consolidated Tape”. The Consolidated Tape is an aggregation of trades for each constituent over all regional exchanges and trading venues and includes the primary exchange. If there is a failure or interruption on one or more exchanges, real-time calculations will continue as long as the “Consolidated Tape” is operational.
If an interruption is not resolved prior to the market close, official closing prices will be determined by following the hierarchy set out in NYSE Rule 123C. A notice is published on the S&P website at spdji.com indicating any changes to the prices used in SPX calculations. In extreme circumstances, S&P may decide to delay index adjustments or not publish the SPX. Real-time indices are not restated.
Unexpected Exchange Closures
An unexpected market/exchange closure occurs when a market/exchange fully or partially fails to open or trading is temporarily halted. This can apply to a single exchange or to a market as a whole, when all of the primary exchanges are closed and/or not trading. Unexpected market/exchange closures are usually due to unforeseen circumstances, such as natural disasters, inclement weather, outages, or other events.

To a large degree, S&P is dependent on the exchanges to provide guidance in the event of an unexpected exchange closure. S&P’s decision making is dependent on exchange guidance regarding pricing and mandatory corporate actions.
NYSE Rule 123C provides closing contingency procedures for determining an official closing price for listed securities if the exchange is unable to conduct a closing transaction in one or more securities due to a system or technical issue.
3:00 PM ET is the deadline for an exchange to determine its plan of action regarding an outage scenario. As such, S&P also uses 3:00 PM ET as the cutoff.
If all major exchanges fail to open or unexpectedly halt trading intraday due to unforeseen circumstances, S&P will take the following actions:
Market Disruption Prior to Open of Trading:
(i)
If all exchanges indicate that trading will not open for a given day, S&P will treat the day as an unscheduled market holiday. The decision will be communicated to clients as soon as possible through the normal channels. Indices containing multiple markets will be calculated as normal, provided that at least one market is open that day. Indices which only contain closed markets will not be calculated.

(ii)	If exchanges indicate that trading, although delayed, will open for a given day, S&P will begin index calculation when the exchanges open.
Market Disruption Intraday:
(i)
If exchanges indicate that trading will not resume for a given day, the SPX level will be calculated using prices determined by the exchanges based on NYSE Rule 123C. Intraday SPX values will continue to use the last traded composite price until the primary exchange publishes official closing prices.

License Agreement
S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“SPFS”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”).  These trademarks have been licensed for use by S&P Dow Jones Indices LLC. “Standard & Poor’s®”, “S&P 500®” and “S&P®” are trademarks of SPFS. These trademarks have been sublicensed for certain purposes by us.  The SPX is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by us for a fee.
The notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”).  S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the SPX to track general market performance.  S&P Dow Jones Indices’ only relationship to us with respect to the SPX is the licensing of the SPX and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors.  The SPX is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the notes.  S&P Dow Jones Indices have no obligation to take our needs or the needs of holders of the notes into consideration in determining, composing or calculating the SPX.  S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash.  S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the notes.  There is no assurance that investment products based on the SPX will accurately track index performance or provide positive investment returns.  S&P Dow Jones Indices LLC is not an investment advisor.  Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice.   Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by us, but which may be similar to and competitive with the notes.  In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the SPX.  It is possible that this trading activity will affect the value of the notes.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE SPX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.  S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE SPX OR WITH RESPECT TO ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Historical Information
We obtained the information regarding the historical performance of the SPX in the graph below from Bloomberg. The graph below illustrates the performance of the SPX from January 1, 2015 through March 2, 2020.

We have not undertaken an independent review or due diligence of the information. The historical performance of the reference asset should not be taken as an indication of its future performance, and no assurance can be given as to the closing level of the reference asset on any coupon observation date, call observation date, on the final valuation date, or at any other time during the term of the notes. We cannot give you any assurance that the performance of the reference asset will result in any positive return on your initial investment. Past performance of the reference asset is not indicative of the future performance of the reference asset.
Historical Performance of the S&P 500® Index

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

SCUSA, our affiliate, will purchase the notes at the principal amount and, as part of the distribution of the notes, will sell the notes to GS&Co. at a discount reflecting commissions of up to $10.00 per $1,000 principal amount of notes. The commissions per $1,000 principal amount are comprised of $2.50 of fees and up to $7.50 of selling commission. GS&Co. will pay a fee of $5.00 from the selling commission to Axio Financial LLC in connection with its marketing efforts related to the offered notes. In accordance with the terms of a distributor accession letter, GS&Co. has been appointed as a distribution agent under the distribution agreement and may purchase notes from the Bank or its affiliates.
At the time we issue the notes, we will enter into certain hedging arrangements (which may include call options, put options or other derivatives) with GS&Co. or one of its affiliates.
In addition, SCUSA, GS&Co. and their respective affiliates or agents may use the accompanying product prospectus supplement to which this pricing supplement relates in market-making transactions after the initial sale of the notes. While SCUSA and GS&Co. may make markets in the notes, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. See the sections titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement and accompanying product prospectus supplement.
The price at which you purchase the notes includes costs that the Bank, GS&Co. or our or their respective affiliates expect to incur and profits that the Bank, GS&Co. or our or their respective affiliates expect to realize in connection with hedging activities related to the notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the market value of your notes on the original issue date.
Conflicts of interest
SCUSA is an affiliate of the Bank and, as such, has a ‘‘conflict of interest’’ in this offering within the meaning of FINRA Rule 5121. In addition, the Bank will receive the gross proceeds from the initial public offering of the notes, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. SCUSA is not permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
SCUSA, GS&Co. and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. SCUSA, GS&Co. and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, SCUSA, GS&Co. and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank. SCUSA, GS&Co. and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Additionally, because the dealer from which you purchase the notes is to conduct hedging activities for us in connection with the notes, that dealer may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the dealer receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the dealer to sell the notes to you in addition to the compensation they would receive for the sale of the notes.
Prohibition of Sales to EEA Retail Investors
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive

2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

CERTAIN CANADIAN INCOME TAX CONSEQUENCES

See “Supplemental Discussion of Canadian Tax Consequences” on page PS-27 of the product prospectus supplement.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The U.S. federal income tax consequences of your investment in the notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the notes. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the notes, and the following discussion is not binding on the IRS. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the product prospectus supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein.
U.S. Tax Treatment. Pursuant to the terms of the notes, the Bank and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the notes as prepaid derivative contracts with respect to the reference assets. You further agree to include any contingent coupon that is paid by the Bank (including on the maturity date or call settlement date) in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.
Under this treatment, you should generally recognize gain or loss upon the taxable disposition of your notes in an amount equal to the difference between the amount you receive at such time (other than amounts or proceeds attributable to a contingent coupon or any amount attributable to any accrued but unpaid contingent coupon) and the amount you paid for your notes. Such gain or loss should generally be long-term capital gain or loss if you have held your notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the taxable disposition of your notes prior to a coupon payment date, but that could be attributed to an expected contingent coupon, could be treated as ordinary income. You should consult your tax advisor regarding this risk.
Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the notes, it is possible that your notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the notes could differ materially and adversely from the treatment described above.
Notice 2008-2. In 2007, the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which might include the notes. Notice 2008-2 focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice. Non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of investing in the notes, including the possible application of 30% U.S. withholding tax in respect of the contingent coupons.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain with respect to the notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their notes if they do not hold their notes in an account maintained by a financial institution and the aggregate value of their notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its notes and fails to do so.
Non-U.S. Holders. The U.S. federal income tax treatment of the contingent coupons is unclear. Subject to Section 871(m) of the Code and FATCA, as discussed below, we currently do not intend to treat contingent coupons paid to a non-U.S. holder that provides us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8 as subject to U.S. withholding tax and we currently do not intend to withhold any tax on contingent coupons. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that another withholding agent may otherwise determine that withholding is required, in which case such other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding. Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain from the taxable disposition of a note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.
Section 897. We will not attempt to ascertain whether the issuer of any reference asset constituent stock would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and/or the notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a note upon a taxable disposition of the note to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and/or the notes as USRPI.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2023.
Based on our determination that the notes are not “delta-one” with respect to any reference asset or any reference asset constituent stocks, our special U.S. tax counsel is of the opinion that the notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the notes. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after issuance, it is possible that your notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting a reference asset, any reference asset constituent stocks or your notes, and following such occurrence your notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the notes under these rules if a non-U.S. holder enters, or has entered, into certain other transactions in respect of a reference asset, any reference asset constituent stock or the notes. A non-U.S. holder that enters, or has entered, into other transactions in respect of a reference asset, any reference asset constituent stocks or the notes should consult its tax advisor regarding the application of Section 871(m) of the Code to its notes in the context of its other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the notes.
Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their notes through a foreign entity) under the FATCA rules.
Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of notes purchased after the bill was enacted to accrue interest income over the term of the notes despite the fact that there may be no interest payments over the term of the notes.
Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your notes.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the notes at death.
Both U.S. and non-U.S. holders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of the Bank).